UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2006

UBIQUITEL OPERATING COMPANY

(Exact name of Registrant as specified in its charter)

Delaware	333-39950	23-3024747
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One West Elm Street, Suite 400, Conshohocken, PA	19428
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (610) 832-3300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On April 19, 2006, UbiquiTel Inc. (“UbiquiTel”) entered into a merger agreement with Sprint Nextel Corporation (“Sprint Nextel”) and Eagle Merger Sub Inc., a wholly owned subsidiary of Sprint Nextel (“Merger Sub”), pursuant to which Merger Sub would merge with and into UbiquiTel (the “Merger”), with UbiquiTel surviving the Merger. On July 1, 2006, the Merger was consummated. As a result of the Merger, Sprint Nextel became the owner of 100% of the voting securities of UbiquiTel, of which UbiquiTel Operating Company is a wholly owned subsidiary. Sprint Nextel acquired UbiquiTel in an all-cash transaction (out of available cash) for approximately $1.3 billion, including the assumption of approximately $300 million of net debt. There are no arrangements or understandings between Sprint Nextel and UbiquiTel with respect to the election of directors or related matters.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

UBIQUITEL OPERATING COMPANY

Date: July 3, 2006	By:	/s/ Charles R. Wunsch
Name: Charles R. Wunsch
Title: Vice President